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                                                                    EXHIBIT 23.1
              Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-41115) pertaining to the 1997 Employee Stock Option Plan, (Form S-8 No. 333-41125) pertaining to the 1997 Non-Employee Director Stock Option Plan, (Form S-8 No. 333-41131) pertaining to the 1997 Non-Employee Directors' Fee Plan, (Form S-8 No. 333-41135) pertaining to the 1993 Stock Option Plan of FARO Technologies, Inc. of our report dated March 8, 2001, with respect to the consolidated financial statements included in the Annual Report (Form 10-K) for the year ended December 31, 2000.



                                        /s/ Ernst & Young, LLP


Orlando, Florida
March 27, 2001